EXHIBIT 10.1

                          PURCHASE AND SALE AGREEMENT


This Agreement is entered into by and between The Premium Group, located at 116
W. 8th, Suite 105, Georgetown, Texas 78626, (hereafter "Premium") and Saratoga Holdings I, Inc., located at 301 Congress Ave., Suite 1550, Austin, Texas 78701, (hereinafter the "Buyer"). In consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Agreement to Sell Receivables. Premium owns certain accounts receivable (the "Receivables"), as detailed in Exhibit A attached to this document. Premium wishes to sell to Buyer, and Buyer wishes to purchase from Seller, said Receivables, under the terms and conditions set forth in this document.

2. Ownership of Receivables. Premium hereby warrants that it has full right and title to the Receivables. Under the terms of this agreement, Premium agrees to transfer full right and title, including the full principal balance of each account and any accrued interest owed by the debtor on each account, to the Buyer.

3. Warrants and Representations. This purchase shall be expressly made without recourse or representation as to the character, accuracy or sufficiency of the information furnished to the Buyer, either expressed or implied, except as specifically stated as follows:
      a. Premium warrants that these Receivables shall not include accounts, which as of the date of this agreement, are classified as follows (hereinafter referred as Unqualified Accounts): (1) Bankrupt (as determined by the Clerk of the Bankruptcy Court stamp); (2) Deceased (as determined by the date of death); (3) Fraud (as determined by the date that the fraud lawsuit was filed), (4) Prior Settlement or Payment Agreement; or (5) Outside the applicable statute of limitations.
      b. Premium has good and clear title to the Receivables.

4. Repurchase or Replacement. Premium warrants that any "Unqualified Accounts" will be repurchased from Buyer at the exact price paid for each account, or will be replaced by like and similar Qualified accounts, at Premium's option, for a period of 90 days from the date of this agreement. Buyer or its agent must report any accounts requiring repurchase or replacement to Seller no later than 90 days from the date of this agreement.

5. Purchase Price and Payment Terms. The Purchase Price, Terms, and Closing Date of this sale are stated in Exhibit B of this agreement (the "Closing
Statement"). Upon receipt of certified funds, Premium will sign Exhibit C (the "Bill of Sale"), and will fax a signed copy immediately to Buyer, with originals sent to Buyer within 3 business days of closing.
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6. Documentation and Shipping of Files. Premium will ship all available hardcopy files on the Receivables to Buyer immediately, via UPS ground, at Buyer's expense. In the event that files are delivered to Buyer that are not listed on the Exhibit A of this agreement, Buyer will return said files to Premium. In addition to the hardcopy listing of each account included under this agreement (Exhibit A), Premium will provide to Buyer a copy stored on magnetic media (3
1/2 Inch Disk) in Microsoft Excel spreadsheet format, within three business days of the Closing Date. On all documentation not immediately available at closing, Buyer agrees to request documentation only through Premium, on an individual account basis. Premium is responsible for requesting said documentation, through the appropriate channels, from the originator, and forwarding said documentation to Buyer. Premium will provide documentation to Buyer at the exact cost paid by Premium to the originator, but the cost to the Buyer shall not exceed $7.50 per document. Premium will use best efforts to obtain and provide said documentation and forward such to Buyer as soon as practicable, but all documentation is provided on an "as available" basis.

7. Seller's Indemnification. Premium shall hold harmless and indemnify Buyer from any and all liability, claim, demand, litigation, damages, or legal fees resulting from any actions taken by Premium with regard to the collection of accounts being sold hereunder prior to the date of Closing of this transaction.

8. Buyer's Indemnification. Buyer shall hold harmless and indemnify Premium from any and all liability, claim, demand, litigation, damages, or legal fees resulting from any actions taken by Buyer with regard to the collection of accounts being sold hereunder after the date of Closing of this transaction.

9. Buyer's Authority. Buyer represents that they have full authority under any applicable organization or corporate bylaws or resolutions to enter into this agreement with Premium.

10. Buyer' Warrants. Buyer warrants and agrees that in the collection of all of the accounts listed in Exhibit A, that Buyer will comply with all applicable state and federal debt collection laws. Buyer also agrees that within sixty (60) days after the Closing Date, Buyer shall notify or attempt to notify all debtors at the last known address that the account ownership has been transferred, and that all payments or correspondence concerning the accounts shall thereafter be directed to the Buyer.

11. Binding Agreement. This Agreement shall be binding upon both parties, their heirs, executors, successors, or assigns. If any term, provision, or condition of this Agreement shall be held invalid, void or unenforceable, the remainder herein shall survive and remain in full force and effect. The parties agree that any claim or action brought concerning this Agreement shall be brought in Williamson County, Texas, and agree to forebear from filing a claim in any other jurisdiction. This Agreement shall be governed by the laws of the State of Texas. In any litigation arising under the terms of this Agreement, the prevailing party shall be entitled to reasonable legal fees and expenses in addition to any amount of the judgment.


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By signing below, Buyer represents and warrants that they have read and understand this Agreement.


EXECUTED and effective this 12th day of November, 1998.

Buyer:                              Premium:
      Saratoga Holdings I, Inc.           The Premium Group


By:   /s/THOMAS F. COOKE                  By:   /s/RANDALL B. JOHNSON

      Thomas F. Cooke, CEO                Randall B. Johnson, Managing Partner


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                                   EXHIBIT A

Inventory of accounts included under this agreement (Attach Detailed Listing).


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                                   EXHIBIT B

                               CLOSING STATEMENT

Number of Accounts:                                                        149

Total Face Value of Accounts:                                      $223,907.05

Total Purchase Price:                                               $10,299.72

Total Due at Closing:                                               $10,299.72

Terms:                                              Certified Funds at Closing

Closing Date:                                                November 12, 1998

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